Filed pursuant to Rule 424(b)(3)
File No. 333-158951
Supplement No. 8 to Prospectus

Attached hereto and incorporated by reference herein is a Current Report on Form 8-K which we filed with the Securities and Exchange Commission on October 18, 2010.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated July 1, 2010 with respect to the sale of 4,254,682 shares of our common stock by certain selling shareholders, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this supplement is October 18, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2010

LIVE CURRENT MEDIA INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-29929	88-0346310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Beatty Street, Suite 307 Vancouver, British Columbia V6B 2M1
(Address of principal executive offices)

Registrant’s telephone number, including area code (604) 453-4870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4))

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Item 5.07.                      Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Annual Meeting”) of Live Current Media Inc. (the “Company”) was held on Tuesday, October 12, 2010.  The final voting results for each of the proposals submitted to a vote of the stockholders of the Company at the Annual Meeting were certified by the independent inspector of elections on Friday, October 15, 2010 and are set forth below.

(1)  Election of Directors.  The Company’s stockholders elected the nominees of David Jeffs to the Board of Directors by the following vote:

Nominees of the Company

Name	Votes For	Votes Withheld
C. Geoffrey Hampson	10,581,585	75,250
James P. Taylor	10,293,035	363,800
Mark Benham	10,544,085	112,750
Boris Wertz	10,544,085	112,750
Paul W. Morrison	10,544,085	112,750

Nominees of David Jeffs

Name	Votes For	Votes Withheld
David Jeffs	14,332,147	22,736
Cameron Pan	14,332,147	22,736
John Da Costa	14,332,147	22,736
Carl Jackson	14,332,147	22,736
Susan Jeffs	14,330,047	24,836
Adam Rabiner	14,330,047	24,836
Amir Vahabzadeh	14,329,047	25,836

(2)  Ratification of the appointment of Davidson & Company LLP as independent registered public accountants for the Company for the fiscal year ending 2010. The Company’s stockholders approved the proposal by the following vote:

Votes For	Votes Against	Abstentions
24,922,575	37,716	51,427

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE CURRENT MEDIA INC.

By:	/s/ David Jeffs
David Jeffs
Chief Executive Officer
Dated: October 18, 2010

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